Exhibit 10.2(d)

NON-U.S. EMPLOYEES

STOCK OPTION TERMS AND CONDITIONS

FOR GRANTS ON OR AFTER DECEMBER 15, 2005

Congratulations on being granted stock options under Spansion’s 2005 Equity Incentive Plan. The number of shares of your grant, the exercise price and the vesting schedule are in your stock option Grant Notice. Your grant is subject to the provisions of your Grant Notice, these Terms and Conditions, and the Plan document (collectively, the “Terms”). Your options are non-qualified options and are not intended to qualify as “incentive stock options” under Section 422 of the U.S. Internal Revenue Code. Your options have been granted to you in addition to, and not instead of, any other form of compensation.

In addition to these Terms and Conditions, you should carefully read your Grant Notice and the other Plan documents, which are available on the E*Trade web site.

Vesting of Your Stock Options

Except as stated below, your options that have not expired or terminated vest according to the schedule in your Grant Notice if you are an active employee of Spansion or its subsidiary (“Spansion”) through the entire vesting period. You may exercise the options (i.e, purchase shares) only after they have vested. Once options vest, you have the right to exercise them until they expire or terminate.

If Spansion Experiences Certain Corporate Events

•	If Spansion experiences a “Change in Control” as described in the Plan, your outstanding unvested stock options may become 100% vested and exercisable, at Spansion’s discretion.

•	If Spansion undergoes certain other corporate events described in the Plan where it does not survive, or does not survive as a public company, outstanding unexercised options will become 100% vested.

If You Die or Become Totally Disabled

•

If you have at least 15 years of Spansion service and your Spansion employment is terminated due to your death or total disability, you become immediately vested as of the employment termination date in options that would have vested in the calendar year in which the employment terminated.

•	There is no such accelerated vesting of options if your Spansion employment is terminated because of your death or disability and you have less than 15 years of Spansion service.

See the section “Termination of Employment” for information on length of time to exercise after employment termination.

Exercising Your Vested Stock Options

Once your options vest, they are available for you to exercise (purchase Spansion common stock at the exercise price) until they expire or terminate, whichever is earlier. Your final opportunity to exercise your vested options is the earlier of the last regular trading day of Spansion before the Expiration Date of the options, or the last regular trading day of Spansion before the options terminate in the case of an earlier termination of the options. (If you wait until the last possible day to exercise your options, please remember that a limit order — a request to sell shares at a certain dollar amount — may not take place on the same day, and you risk the possibility of your options expiring.)

To exercise vested options, you must: provide E*Trade with notice of the number of shares you wish to purchase and pay the total exercise price, and any required tax withholdings. For more information on how to exercise vested options, see <<name document and/or link>>

You may not exercise an option for a fractional share of stock.

Other Requirements to Receive Shares

You must (i) open and maintain an E*Trade brokerage account and (ii) accept your grant on the E*Trade site. You agree that Spansion may refuse to deliver shares to you if you fail to comply with your obligations under the Terms.

Tax Payments

You agree to be responsible for any and all required taxes that may result from your exercise of options, and you agree that Spansion may deduct from your pay funds to cover any applicable withholding taxes.

Early Termination of Your Stock Options

Your Grant Notice discloses the Expiration Date for your options. However, there are situations where your options may terminate before the Expiration Date. For example:

•

If your Spansion employment terminates before the Expiration Date, your unvested options terminate immediately and your vested options will terminate within a certain period of time after the employment termination date. For details on these time periods, see the Termination of Employment section, below.

•

If your employment becomes inactive under an approved separation agreement, unless the separation agreement provides otherwise, your unvested options terminate as of the date your employment becomes inactive.

•	Upon certain corporate events described in the Plan, options that have been accelerated to vest before the event, but that you have not yet exercised, may terminate at the time of the event.

Termination of Employment

•	All unvested options terminate immediately when your Spansion employment terminates.

•	The table below shows how long you have after your employment termination date to exercise vested options that have not expired.

•	At the close of business on the last day of the applicable time period, the vested options will terminate.

•	Terminated options will not be reinstated, even if you are rehired by Spansion the day after your employment terminated.

Months to Exercise Vested Options After Termination of Employment

If You Are Not a VP or Spansion Officer

		Months to Exercise
		Termination Due to

Age at Termination	Years of Service	Death or Total Disability	Other Terminations
less than 50	Any	12	3
50 or more	less than 15	12	3

50 or more	15 but less than 20	24*	15*
50 or more	20 or more	36*	27*

If You Have Been a VP or Spansion Officer For at Least 90 Days

		Months to Exercise
		Termination Due to

Age at Termination	Years of Service	Death or Total Disability	Other Terminations
less than 50	Any	12
50 or more	less than 15	12

50 or more	15 but less than 20	24*
50 or more	20 or more	36*

*	If you leave Spansion to work for a competitor of Spansion, this extension does not apply and you have 3 or 12 months to exercise your options, depending on which category above you fall into.

•	In no event will an exercise period extend beyond the Expiration Date of an option.

•	If Spansion terminates your employment for what it, in its sole discretion, considers good cause, it has the right to cancel all your options, whether vested or unvested.

Non-Transferability of Stock Options

Your stock options and related rights are not transferable except by the laws of descent and distribution.

Acknowledgment of Nature of Plan and Options

In accepting the options, you acknowledge:

•	the Plan is discretionary in nature and may be modified, suspended or terminated by Spansion at any time, without notice to participants;

•	a grant of options does not create any contractual or other right to receive future grants of options, or other benefits instead of options;

•	all decisions with respect to option grants are at the sole discretion of Spansion;

•	your participation in the Plan is voluntary;

•

options grants are not part of any contract you might have, are not compensation for services rendered to Spansion, and are not used for calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

•	neither a grant of options nor any provision of the Terms provide any employment right or contract, including any right to continued employment;

•

neither termination of options due to employment termination or otherwise, nor any diminution in value of the options, results in any claim or right to compensation or damages, and you irrevocably release Spansion from, and waive, any such alleged claim or right that may arise; and

•

in the event of termination of your employment (involuntary or otherwise), your right to receive options and/or vest in them under the Plan will terminate effective as of the date you are no longer actively employed and will not be extended by any notice period required under any local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Board of Directors or its Committee, or their delegatee, shall have exclusive discretion to determine when you are no longer actively employed for purposes of option grants.

Data Privacy Notice and Consent

In accepting an option grant, you consent to the collection, use and transfer, in electronic or other form, of your personal Data, as described below, by and among Spansion and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

In addition, you understand: (i) Spansion may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Spansion, details of all options or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan; (ii) Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that the third parties may be located in your country, or elsewhere, and that the third parties’ countries may have different data privacy laws and protections than your country; and (iii) you may request a list with the names and addresses of such third parties by contacting your local human resources representative. You also authorize the third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any required transfer of such Data to a broker, escrow agent or other third party with whom the shares may be deposited. You understand (i) Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan and (ii) you may, at any time, view Data, request additional information about the storage and processing of Data, and require necessary changes to be made to Data. You further understand you may refuse or withdraw your consent to the above at no cost by contacting in writing your local human resources representative and that such refusal or withdrawal of consent may affect your ability to participate in the Plan. If you have questions about this Data Privacy Notice and Consent, you may contact your local human resources representative.

Governing Law

Your grant and the Terms shall be governed by the laws of the State of Delaware without regard to any Delaware conflict of law principles.

Electronic Delivery

Spansion may deliver any documents related to your RSUs by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Spansion or another third party designated by Spansion.

Severability

If one or more of the provisions of the Terms and Conditions shall be held unenforceable, the enforceability of the remaining provisions shall not be affected and shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be revised retroactively to permit these Terms and Conditions to be interpreted to carry out their intent and the intent of the Plan.

Entire Agreement

The Plan Terms constitute the entire agreement and supersede all prior agreements between you and Spansion regarding the subject matter of the Terms. Spansion may, however, unilaterally waive any provision in the Terms as long as such waiver does not adversely affect your rights under the Plan; if Spansion does waive a provision, such waiver is not a future waiver of that provision or a waiver of any other provision.